Exhibit 16.1

March 30, 2007

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Synthesis Energy Systems, Inc.’s statements concerning our Firm included in the “Changes in and Disagreement with Accountants” section of the Registration Statement on Form SB-2 (No. 333-140367) dated January 31, 2007, as amended on March 30, 2007, which has been filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

    Very truly yours,

    /s/ KPMG Huazhen

Exhibit 16 1 - Letter regarding change in certifying accountants (2)